For Immediate Release: April 28, 2015
Jennifer Nahas
Vice President, Marketing
Griffin Capital Corporation
jnahas@griffincapital.com
Office Phone: 949-270-9332
Cell Phone: 949-433-6860

Griffin Capital Essential Asset REIT II Acquires Property Leased by Administrative Office of the Pennsylvania Courts

El Segundo, Calif. (April 28, 2015) - Griffin Capital Corporation ("Griffin Capital") announced today, on behalf of Griffin Capital Essential Asset REIT II, Inc. (the "REIT"), the closing of a 56,556 SF, single-story, office building (the "Property") in Mechanicsburg, Pennsylvania, on April 22, 2015. The Administrative Office of the Pennsylvania Courts ("Tenant" or "AOPC"), a judicial agency of the Commonwealth of Pennsylvania, leases 100% of the Property. The Commonwealth of Pennsylvania ("Commonwealth") has an investment grade general obligation credit rating of Aa3 by Moody's (AA- S&P equivalent).
The lease has 9.3 years remaining with no contraction or cancellation options, but includes an annual appropriations clause.
Commenting on the acquisition, Robert Corry, Griffin Capital's Managing Director of Acquisitions, said, "Given the investment grade credit quality of the Commonwealth and substantial remaining lease duration, we are very pleased to have acquired this asset at the favorable going-in capitalization rate of 7.36%(1)."
The Seller was represented by C-III Realty Services and NAICIR.

(1)
The estimated going-in capitalization rate is determined by dividing the projected net operating income for the first fiscal year the REIT owns the property by the acquisition price (exclusive of closing and offering costs). The net operating income is calculated by totaling the sum of all the revenues from the tenant(s) including base rental revenue and expense reimbursement revenue then deducting the total of all the property expenses including utilities, insurance, real estate taxes, repairs and maintenance and all property operating expenses. The projected net operating income includes assumptions that may not be indicative of the actual future performance of a property, including the assumption that the tenants will perform its obligations under its lease agreements during the next 12 months.

About Griffin Capital Essential Asset REIT II and Griffin Capital Corporation
Griffin Capital Essential Asset REIT II, Inc. is a publicly registered non-traded REIT. The REIT's sponsor is Griffin Capital Corporation ("Griffin Capital"), a privately-owned real estate company headquartered in Los Angeles. Led by senior executives with more than two decades of real estate experience collectively encompassing over $20 billion of transaction value and more than 650 transactions, Griffin Capital and its affiliates have acquired or constructed approximately 33 million square feet of space since 1995. Griffin Capital and its affiliates through the end of 2014 owned, managed, sponsored and/or co-sponsored a portfolio consisting of approximately 29 million square feet of space, located in 33 states and 1.0 million square feet located in the United Kingdom, representing approximately $6.7 billion in asset value.(2) Additional information about Griffin Capital is available at www.griffincapital.com.

(2)
Includes Griffin-American Healthcare REIT II, Inc. (GAHR II) which merged with NorthStar Realty Finance Corporation in December 2014.  Griffin Capital's co-sponsor in GAHR II continues to manage that portfolio.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT's prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.
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